Exhibit 99.1

       PRESS RELEASE

For Release:     Immediate

Contact:            Scott Monette
                          314/877-7113

Ralcorp Holdings, Inc. Prices Senior Notes Offering

ST. LOUIS, MO, August 11, 2009…Ralcorp Holdings, Inc. (NYSE: RAH) announced today the pricing of its offering of $300 million aggregate principal amount of its 6.625% Senior Notes due 2039 in a private placement. The notes were priced at 99.702% of par value (before initial purchasers’ discount). The offering is expected to close on August 14, 2009 subject to customary closing conditions.  Ralcorp plans to use the net proceeds from the sale of the notes to refinance outstanding indebtedness as well as for other general corporate purposes.

The notes may be redeemed, at Ralcorp’s option, at any time at par plus a specified “make-whole” premium. The notes will be guaranteed by subsidiaries that are obligors under Ralcorp’s credit facilities and will be secured by a pledge of certain capital stock of material foreign subsidiaries on an equal and ratable basis with such credit facilities and other outstanding notes to the extent that such credit facilities remain so secured.

The notes will be sold to qualified institutional buyers pursuant to Rule 144A (and outside the United States in reliance on Regulation S) under the Securities Act of 1933, as amended. The notes have not been registered under the Securities Act or applicable state securities laws, and may not be offered or sold absent registration under the Securities Act or applicable state securities laws or applicable exemptions from registration requirements.

This press release does not constitute an offer to sell or the solicitation of an offer to buy any security and shall not constitute an offer, solicitation or sale in any jurisdiction in which such offering would be unlawful. This press release is being issued pursuant to and in accordance with Rule 135(c) of the Securities Act.

Ralcorp produces Post branded cereals, a variety of value brand and store brand foods sold under the individual labels of various grocery, mass merchandise and drugstore retailers, and frozen bakery products sold to in-store bakeries, restaurants and other foodservice customers.  Ralcorp's diversified product mix includes: ready-to-eat and hot cereals; nutritional and cereal bars; snack mixes, corn-based chips and extruded corn snack products; crackers and cookies; snack nuts; chocolate candy; salad dressings; mayonnaise; peanut butter; jams and jellies; syrups; sauces; frozen griddle products including pancakes, waffles, and French toast; frozen biscuits and other frozen pre-baked products such as breads and muffins; and frozen dough for cookies, Danishes, bagels and doughnuts.

NOTE:  Information in this press release that includes information other than historical information contains forward-looking statements as defined by the Private Securities Litigation Reform Act of 1995.  These statements are sometimes identified by their use of terms and phrases such as “may” “will,” “anticipates,” “intends,” “plans,” “expects,” or similar expressions.  Any such forward-looking statements are made based on information currently known and are subject to various risks and uncertainties and are therefore qualified by the Company’s cautionary statements contained in its filings with the Securities and Exchange Commission.  The Company does not assume any obligation to update or revise any forward-looking statements to reflect new events or circumstances.